                                                                    EXHIBIT 99.1


(AASTROM LETTERHEAD)

FOR IMMEDIATE RELEASE

CONTACTS:  Kris M. Maly or                 Tom Shaffer
           Becky Anderson                  Director of Marketing
           Investor Relations Department   Musculoskeletal Transplant Foundation
           Aastrom Biosciences, Inc.       Phone: (800) 946-9008, ext. 2522
           Phone: (734) 930-5777

AASTROM BIOSCIENCES, MUSCULOSKELETAL TRANSPLANT FOUNDATION PARTNER TO DEVELOP NOVEL TREATMENTS FOR TISSUE REGENERATION

-- ALLIANCE BRINGS TOGETHER INDUSTRY LEADERS IN STEM CELLS AND ORTHOPEDIC MEDICINE --

ANN ARBOR, MI AND EDISON, NJ, JUNE 10, 2003 -- Aastrom Biosciences, Inc. (NasdaqSC: ASTM) and Musculoskeletal Transplant Foundation (MTF) today announced a strategic alliance to jointly develop and commercialize innovative treatments for the regeneration of tissues such as bone and cartilage. The companies will initially focus on combining their respective technologies to establish a novel treatment approach for bone graft applications. This market is estimated at over
1.4 million procedures annually, including spinal fusions, non-union fractures, dental defects and facial bone repair, and is expected to exhibit progressive growth in the future.

The partnership aligns an industry leader in stem cell therapies (Aastrom) with the leading provider of allograft, or donor-derived tissue, matrices (MTF) to form a coordinated business and clinical approach for new products and treatments needed in orthopedic medicine. Under the terms of the alliance, the companies will provide each other with rights to their respective technologies for treatments and products that are based on combinations of MTF's matrices and Aastrom's Tissue Repair Cells (TRCs). The companies will share in the development and clinical trial expense of these treatment approaches and products, and will adopt a coordinated promotion and marketing strategy for future products. In addition to allograft-based bone graft treatments, the companies will explore new approaches for the regeneration of joint cartilage, as well as effective combinations of TRCs with MTF's new ceramic matrix technology.

"This strategic alliance gives Aastrom the partner we have been seeking in the orthopedic field, and will allow us to combine our capabilities and resources to jointly develop and then market an effective alternative to the current standard bone graft procedures," said R. Douglas Armstrong, Ph.D., President and Chief Executive Officer of Aastrom. "MTF is the world's largest and most respected allograft matrix provider, and its decision to partner with Aastrom validates our strategic position and focus on the commercial development of our bone and cartilage regeneration programs. This alliance, supported by MTF's technology, expertise and funding, should enable us to bring our technology through the regulatory and logistics pipeline and into the marketplace in the near term."

"We are very excited to be working with Aastrom in the area of stem cell technology. We believe that the combination of bone progenitor cells with the native architecture and compatibility provided by allograft tissues will produce a superior graft equal to the `gold standard' of the patient's own tissues," said Bruce W. Stroever, President and Chief Executive Officer of MTF. "We believe this alliance brings together the business and technology components needed to pioneer the next era in orthopedic medicine, and maximize the beneficial use of the precious resource of donated tissue."

Aastrom has developed a powerful technology capable of producing a stem cell-based cell mixture from a small sample of the patient's own cells. These cells - called Tissue Repair Cells - have been shown in clinical trials to generate normal human tissues safely and reliably in patients. The Company has demonstrated in laboratory research that its TRCs contain more than


                                     -more-

                                                            Aastrom-MTF Alliance
                                                                   June 10, 2003
                                                                          Page 2


a 70-fold increase in the number of bone-forming cell types, compared with the patient's own bone marrow.

Traditional bone grafting procedures, which use autograft, require the collection of bone and marrow by removing bone chips from a patient's own hip, an invasive surgical process resulting in acute and chronic pain, as well as long-term complications. In an attempt to eliminate this undesirable procedure, MTF has developed various forms of bone matrices from donated tissues. The companies believe that combining these matrices with Aastrom's TRCs will bring together all the components needed to regenerate bone similarly to autograft, and will eliminate the undesirable and painful surgical procedure currently needed to provide the autograft.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a late-stage development company focused on human cell-based therapies. The AastromReplicell(TM) System - a patented, integrated system of instrumentation and single-use consumable kits for the production of patient-specific cells - is the Company's core technology for its Prescription Cell Products (PCP) business and its Cell Production Products (CPP) business. The principal focus of the PCP business is the repair or regeneration of tissue intended for large markets such as bone grafting and severe osteoporosis. The CPP business markets the AastromReplicell(TM) System to researchers and companies for their production of cells for clinical trials. These two businesses are intended to enable Aastrom to generate multiple paths to revenue. The initial commercial phase of the CPP business for dendritic cell production products is underway in Europe and the United States. For more information, visit Aastrom's website at www.aastrom.com.

ABOUT MUSCULOSKELETAL TRANSPLANT FOUNDATION

The Musculoskeletal Transplant Foundation is the country's largest tissue organization dedicated to providing quality tissue through a commitment to excellence in education, research, recovery and care for recipients, donors and their families. A not-for-profit 501(c)3 organization, MTF is a consortium of academic medical institutions and organ procurement and tissue recovery organizations across the country. In 2002, over 275,000 tissue grafts were distributed by MTF, helping over 200,000 patients. For more information, visit MTF's website at www.mtf.org.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION, STATEMENTS CONCERNING PRODUCT DEVELOPMENT OBJECTIVES AND ANTICIPATED RESULTS, POTENTIAL PRODUCT APPLICATIONS, ANTICIPATED MARKET GROWTH AND POTENTIAL ADVANTAGES OF THE AASTROMREPLICELL(TM) SYSTEM, WHICH INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS ARE ALSO IDENTIFIED THROUGH USE OF THE WORDS "EXPECTED," "INTENDED," "SHOULD," "BELIEVE," AND OTHER WORDS OF SIMILAR MEANING. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE EXPECTATIONS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT MAY RESULT IN DIFFERENCES ARE CLINICAL TRIAL RESULTS, POTENTIAL PRODUCT DEVELOPMENT DIFFICULTIES, REGULATORY APPROVAL UNCERTAINTIES, THE AVAILABILITY OF FINANCIAL AND OTHER RESOURCES AND THE ALLOCATION OF RESOURCES AMONG DIFFERENT POTENTIAL USES. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       ###